Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

March 21, 2019

Christopher Spina

703-388-7031

Christopher_Spina@freddiemac.com

Donald H. Layton to Retire as CEO of Freddie Mac; David M. Brickman

Named as Successor

Succession will take place July 1, upon Layton’s retirement

McLean, Va.— Freddie Mac (OTCQB: FMCC), announced today that Donald H. Layton will retire as Chief Executive Officer (CEO) and that the Board of Directors has appointed David M. Brickman to succeed him effective Monday, July 1. Mr. Brickman will become a member of the Freddie Mac Board of Directors at that time.

In September 2018, the Board announced Brickman’s promotion to President and Layton’s intent to retire in the second half of the 2019. The Board also announced that it would conduct a search for Layton’s successor, which would include Brickman as well as external candidates. After a thorough search and selection process, the Board has chosen Brickman to be the next CEO; the Federal Housing Finance Agency, as Freddie Mac’s conservator, has approved this decision.

Commenting on the promotion, Sara Mathew, Chair of Freddie Mac’s Board of Directors, said the following: “Don has been a remarkable leader during a period of tremendous change at Freddie Mac, and on behalf of the Board and the company, I would like to thank him for his outstanding leadership over the last seven years.”

Ms. Mathew continued, “The Board engaged in a multi-year succession process to ensure we selected the right leader, and David is an outstanding choice to serve as our next CEO. He is an exceptional business leader, having demonstrated great strategic and execution skills as the long-time head of our Multifamily business. He led the process of driving credit risk transfer and attracting private capital to finance multifamily

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housing while protecting the American taxpayer. More recently, he has also impressed the Board with his work as President. David is well respected within the company and the industry and is the best choice to lead Freddie Mac going forward.”

Added Layton, “David is a proven business builder, having taken Freddie Mac’s Multifamily business to the preeminent position in that market. In all his work, he demonstrates a passion for the business, the mission and the people of Freddie Mac. Everything I have seen during his tenure as President has convinced me that David is the right choice to serve as the next CEO and take Freddie Mac forward.”

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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